Exhibit 99.1

WikiLoan Founder Returns Close to 10 Million Shares to Treasury

LOS ANGELES, Jan. 31, 2011 /PRNewswire via COMTEX/ -- WikiLoan, Inc. (OTC Bulletin Board: WKLI), a financial social network today announced that Founder, Edward C. DeFeudis, is returning 9,837,500 shares to the treasury whereby reducing the outstanding shares by close to 17.5%.

"The reduction of our outstanding shares will strengthen our position as we prepare for many upcoming changes. The company will communicate with shareholders on a consistent basis as the events take place," said Edward C. DeFeudis, WikiLoan's President and founder. "We believe the structural change is a critical component to attract corporate alliances, while we remain focused on enhancing shareholder value."

About WikiLoan

WikiLoan is a Social Network with a focus on finance. At WikiLoan.com, family and friends can borrow and lend money among themselves at rates suitable to their respective needs. The company's website provides repayment schedules and documentation for loans, along with proprietary administrative tools, which enable users to securely pull credit reports and automate the loan repayment process.

Investors may contact: Ben Hansel (720) 288-8495.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

SOURCE WikiLoan, Inc.

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